                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") dated effective as of May 1, 1996, is entered into between VISTA LASER CENTERS OF THE PACIFIC, INC. (VLC-PAC) (the "Employer"), and DAVID P. BATES III (the "Employee") in reference to the following facts:


                                R E C I T A L S:


         A. Employer owns and operates centers which provide refractive eye surgery to patients on an outpatient basis (the "Centers").

         B. Employee has extensive experience in connection with the management of outpatient medical offices, and specifically those devoted to the treatment of diseases of the eye.

         C. The parties desire that Employee act as President and Chief Operating Officer of Employer, and generally to manage operations of the Centers, pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. EMPLOYMENT.

                  1.1 DUTIES. The Employer hereby employs Employee and Employee agrees to provide services to Employer as an employee upon the terms and conditions set forth in this Agreement Employee shall serve as the President and Chief Operating Officer of Employer. Employee shall do and perform all such services, acts and duties as are customary for his position. Employee shall additionally provide such services as the Chairman and Chief Executive Officer of the Employer may reasonably assign him from time to time.

                  1.2 LOYALTY. Employee shall at all times be loyal to the interests of Employer, and he shall not be involved in or take any action or actions, either directly to indirectly, which would be detrimental to Employer or its business or properties, including without limitation: (1) during the term of employment hereunder, competing in any way with Employer; (2) during the term of employment hereunder, rendering any assistance or cooperating with, or engaging in any employment relationship with, or obtaining or maintaining any ownership interest in, any competitor of Employer; or (3) whether during or after the term of his employment hereunder, disclosing to anyone, other than an authorized employee or director of Employer, or making use of, other than in the proper conduct of his duties as an employee hereunder, any trade secrets or proprietary or confidential information of the Employer, except as disclosure may be required by law or legal process (provided, however, Employee shall give notice to Employer before making any disclosure Employee believes is required by law or legal process in order to afford Employer a reasonable opportunity to object to such disclosure and to seek injunctive relief in connection therewith). Upon termination of his employment hereunder by Employer, Employee agrees to promptly deliver to Employer all of its records and confidential information which is in his possession and control.

                  1.3 AUTHORITY. Employee's authority to act on behalf of the Employer and to bind the Employer shall be subject to any relevant provisions of the Employer By-Laws, as amended from time to time.

                  1.4 FIDELITY BOND. Employee's continued employment by Employer is conditioned on Employee's continuing eligibility for a fidelity bond. If Employee becomes ineligible for a fidelity bond, The Employer shall have the right to terminate Employee's employment immediately with cause.

         2. COMPENSATION. For all services rendered by Employee in any capacity hereunder during the term of this Agreement, the Employer shall pay Employee compensation determined as follows:

                  2.1 BASE COMPENSATION. The Employer shall pay Employee base compensation equal to $110,000 per year (paid bi-weekly) during the term of this Agreement.

                  2.2 ADDITIONAL COMPENSATION. Employee shall also be entitled to receive a year end bonus equal to 50% of base compensation. The year end bonus will be based on accomplishment of specific goals established by Employer within the first 60 days of each year of employment.

                  2.3 STOCK OPTIONS. Employee will be granted stock options for 50,000 shares of VLC-PAC stock on the exact terms as those options granted to the Chairman and Chief Executive Officer of Employer.

                  2.4 FRINGE BENEFITS. Employee shall be entitled to receive the fringe benefits extended to all other full time employees of the Employer. Fringe benefits may include paid vacation, disability insurance, health insurance, etc.

                  2.5 SEVERANCE BENEFIT. Upon termination of Employee's employment for any reason other than pursuant to Paragraphs 5.1 or 5.3 of this Agreement, Employee shall be entitled to receive compensation pursuant to Paragraphs 2.1 and 2.2 above for a period of twelve months following Employee's last day of employment.

         3. TERM. The term of employment hereunder shall commence on May 1, 1996, and shall continue through May 1,1998 (the "Expiration Date"), and from year to year thereafter, unless terminated earlier pursuant to Section 5 of this Agreement.

         4. EXPENSES. Employee shall be entitled to reimbursement for reasonable expenses of travel and lodging incurred on behalf of the Employer in accordance with the Employer's policy in effect at the time of the expenditure. Employee shall be entitled to attend professional conferences only if approved by the Employer. Employee shall be entitled to reasonable expenses in connection with the attendance of such conference or conferences, as the case may be, including but not limited to travel, lodging, and tuition.

         5. TERMINATION.

                  5.1 EVENTS RESULTING IN TERMINATION. Employee's employment shall terminate upon the occurrence of any of the following events:

                           5.1.1. The resignation, retirement, or death of the
Employee.

                           5.1.2. At the option of the Employer, upon the
disability of Employee, which disability continues for a period of more than 90 days from the date the disability commences. Employee shall be deemed to be "disabled" if Employee is unable to perform substantially all of his duties hereunder due to illness, accident, or injury, as determined by the Employer, in his reasonable discretion.

                  5.2 NON-RENEWAL. This Agreement shall not be renewed if either party provides the other party with prior written notice of such party's intent not to renew this Agreement upon the Expiration Date or any anniversary thereof, as the case may be, which written notice is given at least 30 days prior to the Expiration Date or the anniversary thereof, as the case may be.

                  5.3 TERMINATION FOR CAUSE. Employer may at any time terminate Employee's employment immediately upon notice for cause. For purposes of this Agreement, "cause" shall be defined as: (1) a material failure to perform any of the material obligations under this Agreement or any of the material responsibilities of Employee to Employer, including without limitation conduct injurious to the interest of Employer or failure in any substantial respect to perform any reasonable and lawful executive or senior management duty assigned to Employee by the Employer; (2) any illegal, immoral, or dishonest act or omission by Employee which could result in damages to Employer; (3) intentional nonperformance by Employee of any of his material duties to Employer; (4) habitual neglect of duty; (5) commission by Employee of any serious criminal act, fraud, or dishonesty, whether or not related to the performance of his duties hereunder; or (6) inability for any reason to fully perform the material obligations of Employee to Employer for a continuous period of 60 days.

                  5.4 COMPENSATION. Except as provided in Paragraph 2.5, upon termination of Employee's employment, Employee shall be entitled to receive only that compensation earned through the last full day worked by Employee. Further, Employee shall be entitled to receive only those Employer-sponsored benefits to which he was entitled on the date of such termination or, if such benefits are determined on an annual basis, the pro rata portion of those benefits accrued through the last day actually worked by Employee.

                  5.5 SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding the termination of Employee's employment, the parties shall be required to carry out any provisions hereof which contemplate performance by them subsequent to termination; nor shall such termination affect any liability or obligation which shall have accrued prior to such termination, including but not limited to any liability for loss or damage on account of default.

         6. MISCELLANEOUS.

                  6.1 APPLICABLE LAW. This Agreement shall be interpreted and enforced pursuant to the laws of the State of California.

                  6.2 NOTICES. Any notice to be given hereunder by one party to the other shall be deemed given upon personal delivery or two business days after deposit in the United States mail, postage prepaid, first-class, addressed to the party at the address below their signature. Each party may change the address for such notice in accordance with this paragraph.

                  6.3 ENTIRE AGREEMENT AND AMENDMENT. This Agreement supersedes all other agreements, oral or written, between the parties with respect to employment of Employee, and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, shall be binding on any party, or anyone acting on behalf of any party, unless expressly set forth herein. Any modification or amendment of this Agreement shall be effective only if in writing and signed by both of the parties hereto.

                  6.4 SEVERABILITY. If any provision of this Agreement is held to be or deemed to be unenforceable or invalid, the remaining portions shall nevertheless continue in full force and effect.

                  6.5 WAIVER. The failure from time to time of the Employer to require performance of any obligation hereunder shall in no way affect the Employer's right to enforce any provision of this Agreement at a subsequent time, and the waiver by the Employer of one breach hereof, shall not be construed as waiver of any subsequent breach.

                  6.6 PARTIES BOUND. No right or rights hereunder may be assigned without the prior written consent of the other party. This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, personal representatives and assigns of each of the parties hereto.

                  6.7 DISPUTE RESOLUTION. The parties shall attempt to settle any controversy or claim arising out of or related to this Agreement, or the breach thereof, including any dispute regarding the validity or scope of this agreement, in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association. If the parties are unable to resolve their disputes by mediation, the disputes shall be settled and decided by one arbitrator pursuant to arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Rules"), as then in effect, unless the parties hereto mutually agree otherwise in writing. Any such arbitration shall be held and conducted in Alameda County, California, within 90 days of the appointment of the arbitrator, in accordance with the provisions set forth in said Rules. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The prevailing party in any arbitration hereunder shall be awarded reasonable counsel fees, expert and non-expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with said arbitration unless the arbitrator for good cause determines otherwise in his order, in which event the prevailing party shall pay all of its own costs, expenses, and fees. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including Section 1283.05 thereof permitting expanded discovery proceedings, shall be applicable to all disputes or controversies which are arbitrated pursuant to this Agreement.


         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.


EMPLOYER                                           EMPLOYEE:

VISTA LASER CENTERS OF THE PACIFIC, INC.


By:_________________________________________       ____________________________
   J. ROBERT GRIFFIN, M.D.                         DAVID P. BATES III
   Chairman and Chief Executive Officer

   Address:                                        Address:
   651 Fulton Avenue                               221 Masonic Drive
   Sacramento, California 95825                    Vallejo, California 94591